UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2021

Oshkosh Corporation

(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1917 Four Wheel Drive Oshkosh, Wisconsin		54902
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (920) 502-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	OSK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On April 28, 2021, Oshkosh Corporation (the “Company”) issued a news release (the “News Release”) announcing its earnings for its second fiscal quarter ended March 31, 2021. A copy of such news release is furnished as Exhibit 99.1 and is incorporated by reference herein.

On April 28, 2021, the Company is holding a conference call in connection with the Company’s announcement of its earnings for its second fiscal quarter ended March 31, 2021. An audio replay of such conference call and the related question and answer session along with a March 31, 2021 slide presentation utilized during the call will be available for at least twelve months on the Company’s website at www.oshkoshcorp.com.

The information, including, without limitation, all forward-looking statements, contained in the News Release and related slide presentation on the Company’s website (the “Slide Presentation”) or provided in the conference call and related question and answer session speaks only as of April 28, 2021. The Company assumes no obligation, and disclaims any obligation, to update information contained in the News Release and the Slide Presentation or provided in the conference call and related question and answer session. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

The News Release and the Slide Presentation contain, and representatives of the Company may make during the conference call and the related question and answer session, statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in the News Release and the Slide Presentation or made during the conference call and related question and answer session, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, plans and objectives of management for future operations, and compliance with credit agreement covenants are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan,” or the negative thereof or variations thereon or similar terminology. The Company cannot provide any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations include, without limitation, those set forth under the caption “Risk Factors” below. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission.

In this Current Report on Form 8-K, “we,” “us” or “our” refers to Oshkosh Corporation.

RISK FACTORS

Operational Risks

The COVID-19 pandemic could further materially adversely affect our business, workforce, supply chain, results of operations, financial condition and/or cash flows.

In March 2020, the World Health Organization declared COVID-19, a novel strain of coronavirus, a global pandemic. Governments across the world have implemented numerous measures to attempt to contain or lessen the impact of the COVID-19 pandemic on their populations, such as travel bans, quarantines, shut-downs and shelter in place orders. The COVID-19 pandemic, as well as the current and future measures directed toward it, has resulted in significant uncertainty in capital markets and negatively impacted global economies and markets. The pandemic has negatively impacted, and may continue to negatively impact, our business in numerous ways, including but not limited to those outlined below:

•

The COVID-19 pandemic previously resulted, and may in the future result, in reduced demand for access equipment, refuse collection vehicles and concrete mixers and may result in reduced demand for our other products. For instance, municipal budgets may be constrained in the next several quarters, which could cause a decline in the North America fire truck market, and lower nonresidential refuse collection in larger cities may impact demand for refuse collection vehicles. Furthermore, because working remotely has become more prevalent and accepted as a result of the pandemic, companies could determine that it will be acceptable for employees to work from their homes on a long-term basis, which could reduce demand for future nonresidential construction, which in turn could reduce demand for access equipment, refuse collection vehicles and concrete mixers.

•

Travel restrictions related to the COVID-19 pandemic previously prevented some customers in our Fire & Emergency segment from inspecting and accepting vehicles on a timely basis. If COVID-19 infection rates increase our customers may be unwilling or unable to travel to inspect units in the future.

•	Our customers may experience financial hardships during the COVID-19 pandemic that could result in lower demand for our products and/or default on financial and other commitments to us.
•

The COVID-19 pandemic adversely affects our workforce and business as a result of impacts associated with required, preventive and precautionary measures that we, other businesses, our communities and governments are taking. These impacts include our requiring certain employees to work from home, limiting the number of employees attending meetings, reducing the number of people in our sites at any one time, reducing employee travel and adopting other employee safety measures. These measures have also impacted, and in the future may impact, our ability to meet production demands or requests depending on employee attendance or ability to continue to work. Restrictions on, as well as the health of, our workforce could limit our ability to support our business, as they did in our Defense and Fire & Emergency segments during the fourth quarter of fiscal 2020 and the first quarter of fiscal 2021 as workforce absenteeism rose at certain of our facilities.

•

We operate a global supply chain that has been, and could in the future continue to be, disrupted by the COVID-19 pandemic, resulting in delays or inefficiencies in production. Some of our suppliers have limited, and may in the future limit, their production or shut down due to shelter-in-place requirements, sanitizing facilities and workforce availability issues. While we have generally been successful in mitigating these supply chain challenges, supplier parts shortages caused us to lower our production rates in the Fire & Emergency segment during the third quarter of fiscal 2020, and it is possible that a part or component shortage could limit our production in the future. In addition, as the impact of the COVID-19 pandemic declines, suppliers ramping up from reduced operating levels may be unable to meet demand.

•

Government or regulatory responses to the COVID-19 pandemic have negatively impacted, and are likely to continue to negatively impact, our business. Mandatory lockdowns or other restrictions on operations may disrupt our ability to manufacture or distribute our products in some markets. Governments may continue to impose travel restrictions and close borders, impose prolonged quarantines and further restrict business activity, which could impact our ability to support our operations and customers and the ability of our employees to get to their workplaces to produce products and services, limit the ability of our suppliers to provide us with products, or hamper our products from moving through the supply chain.

The impacts that we list above and other impacts of the COVID-19 pandemic are likely to also have the effect of heightening many of the other risks that we describe in this Current Report on Form 8-K. The ultimate impact of the COVID-19 pandemic, including the extent of its impact on our business, results of operations, financial condition and/or cash flow, is dependent, among other things, on the duration and severity of the pandemic, the spread of COVID-19 variants, the rate of vaccinations to address COVID-19, the effect of actions taken by government authorities and other third parties in response to the pandemic and the impact of the pandemic on global economies, each of which is uncertain, rapidly changing and difficult to predict. We cannot at this time predict the overall impact of the COVID-19 pandemic on us, but it could continue to have a material adverse impact on our business, workforce, supply chain, results of operations, financial condition and/or cash flows.

We face significant competition in the markets we serve. If we are unable to continue to enhance existing products and develop new products that respond to customer needs and preferences, we may experience a decrease in demand for our products and our business could suffer.

The markets in which we operate are highly competitive. We compete worldwide with a number of other manufacturers that produce and sell similar products. Our products primarily compete on the basis of brand awareness, product innovation, performance, quality, reliability, availability, price, service and support, ability to meet customer specifications and the extent to which a company offers single-source customer solutions. Certain of our competitors have greater financial, marketing, manufacturing, distribution and governmental affairs resources than we do, which may put us at a competitive disadvantage. If competition in our industry intensifies or if our current competitors lower their prices for competing products, we may lose sales or be required to lower the prices we charge for our products. We cannot provide any assurance that our products will continue to compete effectively with the products of competitors or that we will be able to retain our customer base or improve or maintain our profit margins on sales to our customers.

One of our growth strategies is emphasizing our new product development as we seek to expand sales and margins by leading our core markets in the introduction of new or improved products and technologies. Our ability to match product improvements and new product offerings to diverse global customers’ anticipated needs for different types of products and various product features and functions, at acceptable prices, is critical to our success. We may not be able to compete as effectively, and ultimately satisfy the needs and preferences of our customers, unless we can continue to improve existing products and develop new innovative products in the global markets in which we compete. While we spent $103.9 million, $99.0 million and $98.0 million for research and development in fiscal 2020, 2019 and 2018, respectively, we cannot provide any assurance that this level of investment in research and development will be sufficient to maintain our competitive strength in product innovation, which could cause our business to suffer. Product improvements and new product introductions also require significant planning, design, development and testing at the technological, product and manufacturing process levels, and we may not be able to timely develop product improvements or new products. Our competitors’ new products may arrive in the market before our products arrive and be more attractive with more features and functions and/or lower prices than our products. If we are unable to provide continued technological improvements in our products that meet our customers’ or the industry’s expectations, then the demand for our products could be adversely affected.

Our dependency on contracts with U.S. and foreign government agencies subjects us to a variety of risks that could materially reduce our revenues or profits.

We are dependent on U.S. and foreign government contracts for a substantial portion of our business. Approximately 35% of our sales in fiscal 2020 were to the U.S. government. That business is subject to the following risks, among others, that could have a material adverse effect on our operating performance:

•

The Weapon Systems Acquisition Reform Act and the Competition in Contracting Act require competition for U.S. defense programs in most circumstances. Competition for U.S. Department of Defense (DoD) programs that we currently have could result in the U.S. government awarding future contracts to another manufacturer or the U.S. government awarding the contracts to us at lower prices and operating margins than we experience under the current contracts. The U.S. Army has stated that it is its intent to recompete the production contract for the Joint Light Tactical Vehicle (JLTV) Family of Vehicles with a new contract being issued in the fourth quarter of fiscal 2022.

•

Our business is susceptible to changes in the annual U.S. defense budget, which changes may reduce revenues that we expect in our Defense segment, especially in light of federal budget pressures, lower levels of U.S. ground troops deployed in foreign conflicts and the level of defense funding that will be allocated to the DoD’s tactical wheeled vehicle strategy generally.

•

The U.S. government may not budget for or appropriate funding that we expect for our U.S. government contracts, which may prevent us from realizing revenues under current contracts or receiving additional orders that we anticipate we will receive. The DoD could also seek to reprogram certain funds originally planned for the purchase of vehicles we manufacture under the current defense budget allocations. The U.S. Army has identified its top modernization and readiness priorities, which could result in the customer re-programming funds away from the Company’s JLTV program to support these initiatives.

•

The funding of DoD programs is subject to an annual congressional budget authorization and appropriation process. In years when the U.S. government has not completed its budget process before the end of its fiscal year, government operations are typically funded pursuant to a “continuing resolution,” which allows federal government agencies to operate at spending levels approved in the previous budget cycle but does not authorize new spending initiatives. When the U.S. government operates under a continuing resolution, delays can occur in the procurement of the products, services and solutions that we provide and may result in new initiatives being delayed or canceled, or funds could be reprogrammed away from our programs to pay for higher priority operational needs. Furthermore, in years when the U.S. government fails to complete its budget process or to provide for a continuing resolution, a federal government shutdown may result. This could in turn result in the delay or cancellation of key programs, which could have a negative effect on our cash flows and adversely affect our future results. In addition, payments to contractors for services performed during a federal government shutdown may be delayed, which would have a negative effect on our cash flows.

•

Certain of our U.S. government contracts could be delayed or terminated, and all such contracts expire in the future and may not be replaced, which could reduce revenues that we expect under the contracts and negatively affect margins in our Defense segment.

•

Competitions for U.S. government contracts are intense, and we cannot provide any assurance that we will be successful in current or future procurement competitions in which we participate. In addition, the U.S. government has become more aggressive in seeking to acquire the design rights to the Company’s current and potential future programs to facilitate competition for manufacturing our vehicles. The willingness of bidders to license their design rights to the DoD was an evaluation factor in the JLTV and Family of Medium Tactical Vehicles A2 competitions.

•

Defense tactical wheeled vehicles contract awards that we receive may be subject to protests or lawsuits by competing bidders, which protests or lawsuits, if successful, could result in the U.S. government customer revoking part or all of any defense tactical wheeled vehicle contracts it awards to us and our inability to recover amounts we have expended in anticipation of initiating production under any such contract.

•

We must spend significant sums on product development and testing, bid and proposal activities, and pre-contract engineering, tooling and design activities in competitions to have the opportunity to be awarded these contracts.

•

As a U.S. government contractor, our DoD contracts and systems are subject to audit and review by the Defense Contract Audit Agency and the Defense Contract Management Agency. These agencies review our performance under our U.S. government contracts, our cost structure and our compliance with laws and regulations applicable to U.S. government contractors. Systems that are subject to review include, but are not limited to, our accounting systems, estimating systems, material management systems, earned value management systems, purchasing systems and government property systems. If improper or illegal activities, errors or system inadequacies come to the attention of the U.S. government, as a result of an audit or otherwise, then we may be subject to civil and criminal penalties, contract adjustments and/or agreements to upgrade existing systems as well as administrative sanctions that may include the termination of our U.S. government contracts, forfeiture of profits, suspension of payments, fines and, under certain circumstances, suspension or debarment from future U.S. government contracts for a period of time. Whether or not illegal activities are alleged and regardless of materiality, the U.S. government also has the ability to decrease or withhold certain payments when it deems systems subject to its review to be inadequate. These laws and regulations affect how we do business with our customers and, in many instances, impose added costs on our business.

•

Our Defense segment results may fluctuate significantly from time to time as a result of the start and completion of existing and new domestic and international contract awards that we may receive. A majority of our contracts in the Defense segment are large in size and require significant personnel and production resources, and when our government customers allow such contracts to expire or significantly reduce their vehicle requirements under such contracts, we must make adjustments to personnel and production resources. The start and completion of existing and new contract awards that we may receive can cause our Defense segment results to fluctuate significantly.

•	We may face uncertainty regarding the timing of funding or payments on international defense tactical wheeled vehicle contract awards that we may receive.
•

We periodically experience difficulties with sourcing sufficient vehicle carcasses from the U.S. military to maintain our defense tactical wheeled vehicles remanufacturing schedule, which can create uncertainty and inefficiencies for this area of our business.

Raw material price fluctuations may adversely affect our results.

We purchase, directly and indirectly through component purchases, significant amounts of steel, aluminum, petroleum-based products and other commodities. Steel, aluminum, fuel and other commodity prices have historically been highly volatile. For example, U.S. hot rolled steel prices have more than doubled since August 2020. Costs for these items may continue to increase and/or remain elevated in the future due to one or more of the following: a sustained economic recovery, the level of tariffs that the U.S. imposes on imported steel and aluminum, including Section 232 tariffs, or a weakening U.S. dollar. Increases in commodity costs, such as those driven by the Section 232 tariffs, negatively impact the profitability of orders in backlog as prices on those orders are usually fixed. If we are not able to recover commodity cost increases through surcharges or permanent price increases to our customers, then such increases will have an adverse effect on our financial condition, profitability and/or cash flows. Furthermore, surcharges and permanent price increases may not be accepted by our customers, resulting in them choosing to order from our competitors instead of us or delaying orders to us. Any significant decrease in orders could have an adverse effect on our financial condition, profitability and/or cash flow. Additionally, if commodity costs decrease and we are unable to negotiate timely component cost decreases commensurate with any decrease in commodity costs, then our higher component prices could put us at a material disadvantage as compared to our competition which could have a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

Most of our contracts with the DoD in the Defense segment are multi-year firm, fixed-price contracts. These contracts typically contain annual sales price increases. Under the JLTV contract, we bear the risk of material, labor and overhead cost escalation for the full eight years of the contract, which is three to five years longer than has been the case under our other defense contracts. We attempt to limit the risk related to raw material price fluctuations on prices for major defense components by obtaining firm pricing from suppliers at the time a contract is awarded. However, if these suppliers do not honor their contracts, then we could face margin pressure. Furthermore, if our actual costs on any of these contracts exceed our projected costs, it could result in profits lower than historically realized or than we anticipate or net losses under these contracts.

We are dependent upon third-party suppliers, making us vulnerable to supply shortages and price increases.

We have experienced, and may in the future experience, significant disruption or termination of the supply of some of our parts, materials, components and final assemblies that we obtain from sole source suppliers or subcontractors. Delays in obtaining parts, materials, components and final assemblies may result from a number of factors affecting our suppliers including capacity constraints, labor shortages or disputes, supplier product quality issues, suppliers’ impaired financial condition and suppliers’ allocation to other purchasers. These risks are increased in a weak economic environment and when demand increases coming out of an economic downturn.

We may incur a significant increase in the costs of parts, materials, components or final assemblies. Factors such as supply and demand, freight costs, transportation availability, inventory levels, the level of imports, the imposition of duties and tariffs, including Section 301 tariffs that the U.S. imposes on goods and materials imported from China and other countries, and other trade barriers and general economic conditions may affect the price of these parts, materials components or final assemblies. Such disruptions, terminations or cost increases have resulted and could further result in manufacturing inefficiencies due to us having to wait for parts to arrive on the production line, could delay sales and could result in a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

We are dependent on our suppliers of engines and other power sources to continue to timely deliver power sources that meet applicable emissions regulations and customer preferences. If we fail to have adequate relationships with suppliers that will supply appropriate engines and other power sources to us or fail to timely receive appropriate power sources from our suppliers, that could result in our being placed in an uncompetitive position or without finished product when needed.

The U.S. Postal Service (USPS) may not purchase quantities from us that we expect.

On February 23, 2021, the USPS notified us that it selected us to build its Next Generation Delivery Vehicle (NGDV). The indefinite delivery, indefinite quantity (IDIQ) contract allows for the purchase of between 50,000 to 165,000 units over 10 years. To date, we have received an order for $482 million for engineering to finalize the production vehicle design and for tooling and factory build-out activities that are necessary prior to vehicle production. The USPS awards that we currently anticipate receiving from the USPS and our performance under the contract are subject to the following risks, among others, that could have a material adverse effect on our operating performance:

•	Budget constraints facing the USPS and continuously changing demands for postal services may result in the USPS ordering fewer units than we expect the USPS to award to us under the contract.
•

Although we believe the USPS awarded the NGDV contract to us as a result of a robust and thorough process, a competitor may challenge/protest our winning proposal, which if successful could result in the USPS canceling part or all of our NGDV contract. This would harm our ability to recover investments we have made in anticipation of initiating production under the contract.

•

Although we believe the USPS awarded the NGDV contract to us as a result of a robust and thorough process, Congress could interfere with the contract, which could result in the USPS altering the quantities that we currently anticipate receiving from the USPS under our NGDV contract. This would also harm our ability to recover investments we have made in anticipation of initiating production under the contract.

•	Engineering time to finalize the production vehicle design may be greater than we anticipate.
•	Tooling and factory build-out activities that we must complete may be greater than we anticipate.
•	We anticipate using a new manufacturing facility to perform under the contract, and the costs and other challenges associated with training a new workforce may be greater than we anticipate.
•

The USPS’ obligation to order the minimum order quantity under the contract (50,000 units) is contingent upon our satisfactory completion of the National Environmental Policy Act (NEPA) Environmental Impact Statement (EIS) process. Our failure to complete this process in a satisfactory manner could result in a loss of the minimum quantity and prevent additional awards under the NGDV contract.

We expect to incur costs and charges as a result of restructuring of facilities or operations that we expect will reduce on-going costs. These actions may be disruptive to our business and may not result in anticipated cost savings.

Periodically, we restructure facilities and operations in an effort to make our business more efficient. We have incurred costs, asset impairments and restructuring charges in connection with such restructuring activities, and in the future, may incur additional such costs that would adversely affect our future earnings and cash flows. Such actions may be disruptive to our business. This may result in production inefficiencies, product quality issues, late product deliveries or lost orders as we begin production at consolidated facilities or outsource activities to third parties, which would adversely impact our sales levels, operating results and operating margins. Furthermore, we may not realize the cost savings that we expect to realize as a result of such actions.

Our results could be adversely affected by severe weather, natural disasters, and other events in the locations in which we or our customers or suppliers operate.

We have manufacturing and other operations in locations prone to severe weather and natural disasters, including earthquakes, floods, hurricanes or tsunamis that could disrupt our operations. Our suppliers and customers also have operations in such locations. Severe weather or a natural disaster that results in a prolonged disruption to our operations, or the operations of our customers or suppliers could delay delivery of parts, materials or components to us or sales to our customers and could have a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

Access equipment and concrete mixer sales also are seasonal with the majority of such sales occurring in the spring and summer months, which constitute the traditional construction season in the Northern hemisphere. The timing of orders for the traditional construction season in the Northern hemisphere can be impacted by weather conditions.

Disruptions within our dealer network could adversely affect our business.

Although we sell the majority of our products directly to the end user, we market, sell and service products through a network of independent dealers in the Fire & Emergency segment and in a limited number of markets for the Access Equipment and Commercial segments. As a result, our business with respect to these products is influenced by our ability to establish and manage new and existing relationships with dealers. While we have relatively low turnover of dealers, from time to time, we or a dealer may choose to terminate the relationship as a result of difficulties that our independent dealers experience in operating their businesses due to economic conditions or other factors, or as a result of an alleged failure by us or an independent dealer to comply with the terms of our dealer agreement. We do not believe our business is dependent on any single dealer, the loss of which would have a sustained material adverse effect upon our business. However, disruption of dealer coverage within a specific state or other geographic market could cause difficulties in marketing, selling or servicing our products and have an adverse effect on our business, operating results or financial condition.

In addition, our ability to terminate our relationship with a dealer is limited due to state dealer laws, which generally provide that a manufacturer may not terminate or refuse to renew a dealer agreement unless it has first provided the dealer with required notices. Under many state laws, dealers may protest termination notices or petition for relief from termination actions. Responding to these protests and petitions may cause us to incur costs and, in some instances, could lead to litigation resulting in lost opportunities with other dealers or lost sales opportunities, which may have an adverse effect on our business, operating results or financial condition.

Strategic Risks

Our markets are highly cyclical. Declines in these markets could have a material adverse effect on our operating performance.

The access equipment market is highly cyclical and impacted (i) by the strength of economies in general and customers’ perceptions concerning the timing of economic cycles, (ii) by residential and non-residential construction spending, (iii) by the ability of rental companies to obtain third-party financing to purchase revenue generating assets, (iv) by capital expenditures of rental companies in general, including the rate at which they replace aged rental equipment, which is impacted in part by historical purchase levels, (v) by the timing of regulatory standard changes, and (vi) by other factors, including oil and gas related activity. Refuse collection vehicle markets are also cyclical and impacted by the strength of economies in general, by municipal tax receipts and by the size and timing of capital expenditures, including replacement demand, by large waste haulers. The ready-mix concrete market that we serve is highly cyclical and impacted by the strength of the economy generally, by the number of housing starts and by other factors that may have an effect on the level of concrete placement activity, either regionally or nationally. Fire & emergency markets are cyclical later in an economic cycle and are impacted by the economy generally and by municipal tax receipts and capital expenditures. We expect that municipal budgets may be constrained in the next several quarters, which could cause a decline in the North American fire truck market.

Lower U.S. housing starts since fiscal 2008 have had a negative impact on sales volumes for our concrete placement products. Despite U.S. residential construction growth, housing starts remain below historical 30-year averages. We believe concrete mixer customers have maintained a cautious approach to fleet replacement/expansion, generally wanting to confirm that construction activity in the U.S. will support solid fleet utilization. A lack of sustained improvement in residential construction spending generally may result in our inability to achieve our sales expectations or cause future weakness in demand for our products. We cannot provide any assurance that the housing recovery will not progress even more slowly than what we or the market expect. If the housing recovery progresses more slowly than what we or the market expect, then there could be an adverse effect on our net sales, financial condition, profitability and/or cash flows.

Our objective is to expand international operations and sales.

Expanding international operations and sales is a significant part of our growth strategy. International operations and sales are subject to various risks, including political, religious and economic instability, local labor market conditions, the imposition of foreign tariffs upon our products (which include tariffs in response to tariffs that the U.S. imposes) and other trade barriers, the impact of foreign government regulations and the effects of income and withholding taxes, sporadic order patterns, governmental expropriation, uncertainties or delays in collection of accounts receivable and differences in business practices. We may incur increased costs, including increased supply chain costs, and experience delays or disruptions in production schedules, product deliveries or payments in connection with international manufacturing and sales that could cause loss of revenues and earnings. Among other things, there are additional logistical requirements associated with international sales, which increase the amount of time between the completion of vehicle production and our ability to recognize related revenue. In addition, expansion into foreign markets requires the establishment of distribution networks and may require modification of products to meet local requirements or preferences. Establishment of distribution networks or modification to the design of our products to meet local requirements and preferences may take longer or be more costly than we anticipate and could have a material adverse effect on our ability to achieve international sales growth. In addition, our entry into certain markets that we wish to enter may require us to establish a joint venture. Identifying an appropriate joint venture partner and creating a joint venture could be more time consuming, more costly and more difficult than we anticipate.

We may not be able to execute on our MOVE strategy.

MOVE is our strategy to deliver long-term growth and earnings for our shareholders. We cannot provide any assurance we will be able to continue to successfully execute our MOVE strategy due to a variety of risks, including the following:

•	Our inability to adopt the use of standard processes and tools to drive improved customer satisfaction;
•	Our inability to expand our aftermarket parts and service availability;
•	Our inability to improve our product quality;
•	Our inability to improve margins through simplification actions;
•	Our failure to realize product, process and overhead cost reduction targets;
•	Our inability to design new products that meet our customers’ requirements and bring them to market;
•	Higher costs than anticipated to launch new products or delays in new product launches; and
•	Slow adoption of our products in emerging markets and/or our inability to successfully execute our emerging market growth strategy.

We may not realize all of the anticipated benefits of our acquisitions.

We are continuously evaluating potential acquisitions to support our business strategy. As part of this evaluation process, we perform due diligence to identify potential risks associated with the potential transaction. We also make assumptions regarding future performance of the acquired business. We cannot provide any assurance we will be able to successfully achieve the benefits of any business acquisition due to a variety of risks, including the following:

•	Our failure to achieve the acquisition’s assumed future financial performance or realize assumed efficiencies or assumed cost reductions;
•	There may be a cultural mismatch that exists between us and the acquired business;
•	We may incur unforeseen expenses or liabilities or may be subject to other unanticipated regulatory or government actions related to the acquired business; and
•	We may incur higher transaction costs than expected.

Financial Risks

We are subject to fluctuations in exchange rates associated with our non-U.S. operations that could adversely affect our results of operations and may significantly affect the comparability of our results between financial periods.

Approximately 14% of our net sales in fiscal 2020 were attributable to products sold outside of the United States, of which approximately 51% involved export sales from the United States. The majority of export sales are denominated in U.S. dollars. Sales that originate outside the United States are typically transacted in the local currencies of those countries. Fluctuations in foreign currency can have an adverse impact on our sales and profits as amounts that are measured in foreign currency are translated back to U.S. dollars. We have sales of inventory denominated in U.S. dollars to certain of our subsidiaries that have functional currencies other than the U.S. dollar. The exchange rates between many of these currencies and the U.S. dollar have fluctuated significantly in recent years and may fluctuate significantly in the future. Such fluctuations, in particular those with respect to the Euro, the Chinese renminbi, the Canadian dollar, the Mexican peso, the Australian dollar and the British pound sterling, may have a material effect on our net sales, financial condition, profitability and/or cash flows and may significantly affect the comparability of our results between financial periods. In addition, any appreciation in the value of the U.S. dollar in relation to the value of the local currency of those countries where our products are sold will increase our costs of goods in our foreign operations, to the extent such costs are payable in U.S. dollars, and impact the competitiveness of our product offerings in international markets.

We are subject to changes in contract estimates.

We account for substantially all long-term contracts in the Defense segment utilizing the cost to cost method of percentage-of-completion accounting. This accounting requires judgment relative to assessing risks, estimating revenues and costs and making assumptions regarding the timing of receipt of delivery orders from our government customer and technical issues. Due to the size and nature of these contracts, the estimation of total revenues and costs is complicated and subject to many variables. We must make assumptions regarding expected increases in wages and employee benefits, engineering hours, productivity and availability of labor, material costs and allocated fixed costs. Changes to production costs, overhead rates, learning curve and/or supplier performance can also impact these estimates. Furthermore, under the revenue recognition accounting rules, we can only include units in our estimates of overall contract profitability after we have received a firm delivery order for those units. Because new orders have the potential to significantly change the overall profitability of cumulative orders received to date, particularly early in the contract when fewer overall units are on order, the period in which we receive those orders from the government will impact the estimated life-to-date contract profitability. Changes in underlying assumptions, circumstances or estimates could have a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

We may experience losses in excess of our recorded reserves for doubtful accounts, finance receivables, notes receivable and guarantees of indebtedness of others.

As of March 31, 2021, we had consolidated gross receivables of $891.6 million. In addition, we were subject to obligations to guarantee customer indebtedness to third parties of $767.8 million, under which we estimate our maximum exposure to be $147.1 million. We evaluate the collectability of open accounts, finance receivables, notes receivable and our guarantees of indebtedness of others based on a combination of factors and establish reserves based on our estimates of potential current losses. In circumstances where we believe it is probable that a specific customer will have difficulty meeting its financial obligations, a specific reserve is recorded to reduce the net recognized receivable to the amount we expect to collect, and/or we recognize a liability for a guarantee we expect to pay, taking into account any amounts that we would anticipate realizing if we are forced to repossess the equipment that supports the customer’s financial obligations to us. We also establish additional reserves based upon our perception of the quality of the current receivables, the current financial position of our customers and past collections experience. Prolonged or more severe economic weakness may result in additional requirements for specific reserves. During periods of economic weakness, the collateral underlying our guarantees of indebtedness of customers or receivables can decline sharply, thereby increasing our exposure to losses. We also face a concentration of credit risk as the Access Equipment segment’s ten largest debtors at March 31, 2021 represented approximately 33% of our consolidated gross receivables. Some of these customers are highly leveraged. We may incur losses in excess of our recorded reserves if the financial condition of our customers were to deteriorate or the full amount of any anticipated proceeds from the sale of the collateral supporting our customers’ financial obligations is not realized. Our cash flows and overall liquidity may be materially adversely affected if any of the financial institutions that finance our customer receivables become unable or unwilling, due to unfavorable economic conditions, a weakening of our or their financial position or otherwise, to continue providing such credit.

An impairment in the carrying value of goodwill and other indefinite-lived intangible assets could negatively affect our operating results.

We have a substantial amount of goodwill and other indefinite-lived intangible assets on our balance sheet as a result of acquisitions we have completed. At March 31, 2021, approximately 85% of these intangibles were concentrated in the Access Equipment segment. We evaluate goodwill and indefinite-lived intangible assets for impairment at least annually, or more frequently if potential interim indicators exist that could result in impairment. Events and conditions that could result in impairment include a prolonged period of global economic weakness, a decline in economic conditions or a slow, weak economic recovery, a sustained decline in the price of our common stock, adverse changes in the regulatory environment, adverse changes in the market share of our products, adverse changes in interest rates, or other factors leading to reductions in the long-term sales or profitability that we expect. Determination of the fair value of a reporting unit includes developing estimates which are highly subjective and incorporate calculations that are sensitive to minor changes in underlying assumptions. Management’s assumptions change as more information becomes available. Changes in these events and conditions or other assumptions could result in an impairment charge in the future, which could have a significant adverse impact on our reported earnings.

Financing costs and restrictive covenants in our current debt facilities could limit our flexibility in managing our business and increase our vulnerability to general adverse economic and industry conditions.

Our credit agreement contains financial and restrictive covenants which, among other things, require us to satisfy quarter-end financial ratios. Our ability to meet the financial ratios in such covenants may be affected by a number of risks or events, including the risks described in this Current Report on Form 8-K and events beyond our control. The indenture governing our senior notes also contain restrictive covenants. Any failure by us to comply with these restrictive covenants or the financial and restrictive covenants in our credit agreement could have a material adverse effect on our financial condition, results of operations and debt service capability.

Our access to debt financing at competitive risk-based interest rates is partly a function of our credit ratings. Our current long-term credit ratings are BBB with “negative” outlook from S&P Global Ratings, Baa3 with “stable” outlook from Moody’s Investors Service and BBB- with “stable” outlook from Fitch Ratings. A downgrade to our credit ratings could increase our interest rates, could limit our access to public debt markets, could limit the institutions willing to provide us credit facilities, and could make any future credit facilities or credit facility amendments more costly and/or difficult to obtain. In addition, a portion of our debt is subject to variable interest rates. An increase in general interest rates would also increase our cost of borrowing under our credit agreement.

We had $825 million of long-term debt outstanding as of March 31, 2021. Our ability to make required payments of principal and interest on our debt will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, political and other factors, some of which are beyond our control. As we discussed previously, our dependency on contracts with U.S. and foreign government agencies subjects us to a variety of risks that, if realized, could materially reduce our revenues, profits and cash flows. Accordingly, conditions could arise that could limit our ability to generate sufficient cash flows or access borrowings to enable us to fund our liquidity needs, further limit our financial flexibility or impair our ability to obtain alternative financing sufficient to repay our debt at maturity.

The covenants in our credit agreement and the indenture governing our senior notes, our credit rating, our current debt levels and the current credit market conditions could have important consequences for our operations, including:

•	Render us more vulnerable to general adverse economic and industry conditions in our highly cyclical markets or economies generally;
•

Require us to dedicate a portion of our cash flow from operations to interest costs or required payments on debt, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development, share repurchases, dividends and other general corporate activities;

•	Limit our ability to obtain additional financing in the future to fund growth, working capital, capital expenditures, new product development expenses and other general corporate requirements;
•	Make us vulnerable to increases in interest rates as our debt under our credit agreement is at variable rates;
•	Limit our flexibility in planning for, or reacting to, changes in our business and the markets we serve; and
•	Limit our ability to pursue strategic acquisitions that may become available in our markets or otherwise capitalize on business opportunities if we had additional borrowing capacity.

Legal, Regulatory & Compliance Risks

Our international sales and operations subject us to risks that may have a material adverse effect on our business.

As a result of our international operations and sales, we are subject to the Foreign Corrupt Practices Act (FCPA) and other laws that prohibit improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business. Our international activities create the risk of unauthorized payments or offers of payments in violation of the FCPA by one of our employees, consultants, sales agents or distributors, because these parties are not always subject to our control. Any violations of the FCPA could result in significant fines, criminal sanctions against us or our employees, and prohibitions on the conduct of our business, including our business with the U.S. government. We are also increasingly subject to export control regulations, including, without limitation, the United States Export Administration Regulations and the International Traffic in Arms Regulations. Unfavorable changes in the political, regulatory or business climate could have a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

Changes in regulations could adversely affect our business. The need to develop products that generate less greenhouse gas emissions is one specific competitive challenge.

Both our products and the operation of our manufacturing facilities are subject to statutory and regulatory requirements. These include environmental requirements applicable to manufacturing and vehicle emissions, government contracting regulations, regulations impacting our supply chain and domestic and international trade regulations. A significant change to these regulatory requirements could substantially increase manufacturing costs or impact the size or timing of demand for our products, all of which could make our business results more variable.

In particular, many scientists, legislators and others attribute climate change to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. Congress has previously considered and may in the future implement restrictions on greenhouse gas emissions through a cap-and-trade system under which emitters would be required to buy allowances to offset emissions of greenhouse gas. In addition, several states, including states where we have manufacturing plants, are considering various greenhouse gas registration and reduction programs. Our manufacturing plants use energy, including electricity and natural gas, and certain of our plants emit amounts of greenhouse gas that may be affected by these legislative and regulatory efforts. Greenhouse gas regulation could increase the price of the electricity we purchase, increase costs for our use of natural gas, potentially restrict access to or the use of natural gas, require us to purchase allowances to offset our own emissions or result in an overall increase in our costs of raw materials, any one of which could increase our costs, reduce our competitiveness in a global economy or otherwise negatively affect our business, operations or financial results.

In response to changes in customer preferences concerning global climate changes and related changes in regulations, we may face greater pressure to develop products that generate less greenhouse gas emissions. Many manufacturers foresee sales of electric-powered vehicles and mobile equipment becoming increasingly important to their businesses, and we may not have the expertise or resources to successfully address these pressures on a cost-effective basis or at all. While we are continuing to explore options to offer more propulsion choices in our products, such as electric-powered vehicles or mobile equipment, with lower emissions, this may require us to spend additional funds on product research and development and implementation costs and subject us to the risk that our competitors may respond to these pressures in a manner that gives them a competitive advantage. If we do not accurately predict, prepare for and respond to new kinds of technological innovations with respect to electric-powered vehicles or mobile equipment and other technologies that minimize emissions, competition from others could make our specialty vehicles or mobile equipment less desirable in the marketplace.

Other Non-Company Specific Risks

Security breaches and other disruptions could compromise our information and expose us to liability, which could cause our business and reputation to suffer.

Security threats via computer malware and other “cyber-attacks” are increasing in both frequency and sophistication. As a defense contractor, we face many cyber and security threats that can range from attacks common to most industries, which could have financial or reputational consequences, to advanced persistent threats on our Defense programs, which could involve information that is considered a matter of national security. These threats may include attempts to gain unauthorized access to our information system and networks, which we use to collect and store confidential and sensitive data, including information about our business, our customers and employees. The technology within our products also presents a risk to our customers that if compromised could have negative implications on the Company. As technology continues to evolve, we anticipate that we will collect, store and embed even more data capabilities in our systems and products that are sensitive to both willful and unintentional security breaches. We have designed our processes and controls to monitor and mitigate against such risks. However, there can be no assurance that these processes and controls will be sufficient to prevent such attacks. In the event of a breach in security, it may lead to customers purchasing products from our competitors, subject us to lawsuits, fines and other means of regulatory enforcement, disrupt our operations or harm employee wellbeing and/or morale.

In addition, we could be impacted by cyber threats, disruptions or vulnerabilities of our suppliers and customers. The costs of maintaining robust information security mechanisms and controls are increasing and are likely to increase further in the future. We are unable to predict the impact of a security breach at this time.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

EXHIBIT INDEX

(99.1)         Oshkosh Corporation Press Release dated April 28, 2021.

(104)          Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION

Date: April 28, 2021	By:	/s/ Michael E. Pack
Michael E. Pack
Executive Vice President and
Chief Financial Officer